Exhibit 99.1

For Immediate Release: May 18, 2010

Contact: Media: Robert E. “Chip” Coffee, Jr., President and Chief Executive Officer 843 388-8433

Alan W. Jackson, Executive Vice President and Chief Financial Officer 843 388-8433

Website: www.tidelandsbank.com

Tidelands Bancshares Announces Withdrawal of Common Stock Offering

Mount Pleasant. S.C., May 18, 2010 — Tidelands Bancshares, Inc. (Nasdaq: TDBK), the holding company for Tidelands Bank, today announced that it has withdrawn its registration statement with respect to the public offering of approximately $35 million in common stock due to unfavorable market conditions.  Tidelands is aggressively analyzing other capital raising alternatives.

“As a result of the prevailing poor market conditions influenced by numerous factors both domestic and abroad, the likely terms for our previously announced common stock offering did not meet our criteria and was not at a level that we believed was in the best interests of our shareholders,” noted Robert E. “Chip” Coffee, Jr., President and CEO.

Coffee added, “While the offering elicited interest from a number of potential investors, poor industry market conditions in recent weeks have adversely impacted our ability to sell stock in our desired public offering.  The withdrawal of our registration statement does not change the overall fundamentals of our business and we remain focused on building shareholder value and implementing our strategic objectives.  You can be assured that all employees of the company are committed and working hard to strengthen its financial condition.  As reported for the quarter ended March 31, 2010, our bank remains ‘well-capitalized’ for regulatory purposes, and we are aggressively working to manage our asset quality while maintaining a strong liquidity position.”

While the operating and economic environment continues to be highly challenging, there were positive developments in the first quarter.  For the three months ended March 31, 2010 as compared to the same period in 2009, net interest income increased 18.4%, retail deposits increased 39.7%, and net interest margin increased 38 basis points.  In addition, net charge-offs for the first quarter of 2010 were $1.8 million less than the fourth quarter of 2009.

Despite economic challenges, Tidelands continues to operate as a community-focused financial institution that is locally managed, locally headquartered and making responsible local decisions to address the financial services needs of our loyal customers.

About Tidelands Bank

Tidelands Bank, listed on the NASDAQ as TDBK, is a full-service, FDIC-insured coastal South Carolina bank.  With a focus on businesses, entrepreneurs and working professionals, Tidelands offers checking, savings and loan services at its seven branches located in Mt. Pleasant, Summerville, West Ashley, Bluffton, Murrells Inlet, and Myrtle Beach, S.C.  For more information, visit www.tidelandsbank.com.

Cautionary Note to Investors Regarding Forward-Looking Statements

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  Information in this press release contains forward-looking statements.  These statements involve risks and uncertainties that could cause actual results to differ materially.  Factors that might cause such a difference include, among other matters, changing market conditions, the risks associated with Tidelands’ loan portfolio, competition within the industry, dependence on key personnel, government regulation, and other factors discussed in Tidelands’ Annual Report on Form 10-K for the year ended December 31, 2009 and in its other filings with the SEC.  Tidelands does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.

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